EnterpreneurShares Global Fund
(the "Fund")
Registration # 811-22436
Form N-SAR
Annual Period Ended June 30, 2013

Sub-Item 77K:  Change in Independent Registered Public Accounting Firm

On May 9, 2013, the Fund's Board of Directors engaged the firm McGladrey LLP to serve as the new independent registered public accounting firm to the Fund.  During the two most recent fiscal years and through May 9, 2013, the Fund's management did not consult McGladrey LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.  The decision to appoint McGladrey LLP was approved by the audit committee of the Fund's board of directors and by the Fund's board of directors.

On May 28, 2013, Ernst & Young LLP ("E&Y") resigned as the independent registered public accounting firm for the EntrepreneurShares Global Fund (the "Fund").  The reports of E&Y on the Fund's financial statements for the fiscal years ended June 30, 2011 and 2012 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and through May 9, 2013, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.  During the two most recent fiscal years and through May 9, 2013, there were no reportable events of the kind enumerated in paragraphs (1)(v)(A) through (D) of item 304(a) of Regulation S-K.

The Fund has provided E&Y with a copy of these disclosures and has requested E&Y to furnish the Fund with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Fund herein and, if not, detailing the particular statements with which it does not agree.  A copy of such letter, dated August 15, 2013, is filed as an exhibit to this Form N-SAR.